EXHIBIT 99.1

Lifeway Foods Announces Record Fourth Quarter and Full Year 2013 Financial Results

Full Year 2013 Gross Sales Increase 21% to $109.0 Million

Full Year 2013 Net Sales Increase 20% to $97.5 Million

Morton Grove, IL — March 31, 2014 — Lifeway Foods, Inc., (Nasdaq: LWAY), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced results for the fourth quarter and full year ended December 31, 2013.

 “We are very pleased to report record net revenues for 2013, the highest in the Company’s history, and are confident that our strong growth will continue in fiscal 2014,” said Julie Smolyansky, CEO of Lifeway Foods, Inc.  “We are focused on our strategic plan to create innovative, healthy and nutritious food products for our customers while expanding distribution in the U.S. and abroad. We remain committed to wellness and continue to see positive business trends for Lifeway. We are already off to a strong start for 2014 and expect a 24% increase in net sales for the first quarter from the prior year. I am very excited for our future opportunities and believe we are well positioned for long-term sustainable growth that will allow us to increase value for shareholders.”

Fourth Quarter Results
Fourth quarter of 2013 gross sales increased 26% to $28.9 million compared to $22.9 million for the fourth quarter of 2012.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.

Fourth quarter 2013 total consolidated net sales increased 26% to $26.3 million from $20.88 million in the fourth quarter of 2012. Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, were approximately 80% during the fourth quarter of 2013, compared to approximately 65% during the same period in 2012. Gross profit for the fourth quarter of 2013 decreased 30% to approximately $4.8 million, compared to approximately $6.0 million in the fourth quarter of the prior year. The gross profit margin was 18% in the fourth quarter 2013 compared to 29% in the fourth quarter of 2012. The decrease was primarily attributable to the increased cost of conventional milk, the Company’s largest raw material.  The total cost of milk was approximately 30% higher during the fourth quarter 2013 when compared to the same period in 2013.

Operating expenses as a percentage of net sales were approximately 20% during the fourth quarter of 2013, compared to approximately 24% during the same period in 2012.  This was primarily attributable to a decrease in selling expenses, which decreased by $0.2 million to $3.0 million during the fourth quarter of 2013, from $3.2 million during the same period in 2012.

The Company reported a loss in operations of $0.4 million during the fourth quarter of 2013, a decrease of $2.2 million from reported income from operations of $1.8 million during the same period in 2012.

Provision for income tax was a benefit of $0.4 million for the fourth quarter 2013  compared to $0.7 million or a 40% effective tax rate during the same period in 2012.

Total net loss was $0.5 million, or $0.03 per diluted share, for the three-month period ended December 31, 2013 compared to net income of $1.1 million, or $0.07 per diluted share, in the same period in 2012. Net loss includes a $0.3 million pre-tax loss on disposition of assets due to the closing of a Starfruit store location. This is viewed as a one-time, non-cash expense.

2013 Year End Results
Total consolidated gross sales increased 21% or $19.2 million to approximately $109.0 million during the twelve-month period ended December 31, 2013 from $90.0 million during the same twelve-month period in 2012.  This increase is primarily attributable to increased sales and awareness of the Company’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.

Total consolidated net sales increased 20% or $16.2 million to $97.5 million during the twelve-month period ended December 31, 2013 from $81.4 million during the same twelve- month period in 2012.

Cost of goods sold as a percentage of net sales, excluding depreciation expense, were approximately 70% during the twelve- month period ended December 31, 2013, compared to approximately 65% during the same period in 2011. Gross profit for 2013 increased 4% to $27.6 million, compared to $26.6 million in 2012. The Company's gross profit margin was 28% compared to 33% in 2012.

Total operating income decreased $0.8 million, or approximately 9%, to $8.0 million during the twelve-month period ended December 31, 2013, from $8.8 million during the same period in 2012. The gross profit margin decline was primarily attributable to the cost of conventional and organic milk, our largest raw material.  The total cost of milk was approximately 25% higher in 2013 versus 2012.

Total net income was $5.0 million, or $0.30 per diluted share, for the twelve-month period ended December 31, 2013 compared to $5.6 million, or $0.34 per diluted share, in the same period in 2012.

Balance Sheet/Cash Flow Highlights
The Company had a net increase in cash and cash equivalents of  approximately $1.0 million during the twelve-month period ended December 31, 2013 compared to a net increase in cash and cash equivalents of $1.2 million during the same period in 2012.  The Company had cash and cash equivalents of approximately $3.3 million as of December 31, 2013 compared to cash and cash equivalents of $2.3 million as of December 31, 2012.

Total stockholder’s equity was approximately $42.9 million as of December 31, 2013, which is an increase of approximately $3.6 million when compared to December 31, 2012.  This is primarily due the increase in retained earnings of approximately $3.7 million when compared to December 31, 2012.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details on Monday, March 31, 2014 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifeway.net, and will be archived online through April 14, 2014. In addition, listeners may dial 877-407-3982 in North America, and international listeners may dial 201-493-6780. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer and Chief Operating Officer.

About Lifeway Foods

Lifeway Foods, Inc. (Nasdaq: LWAY), recently named one of Fortune Small Business' Fastest Growing Companies for the fifth consecutive year, is America's leading supplier of the cultured dairy products known as kefir and organic kefir. Lifeway Kefir is a dairy beverage that contains 10 exclusive live and active probiotic cultures plus ProBoost™. In addition to its line of Kefir products, the company produces a variety of Frozen Kefir and probiotic cheese products. Lifeway also sells frozen kefir, kefir smoothies and kefir parfaits through its Starfruit™ retail stores.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir
YouTube: http://www.youtube.com/user/lifewaykefir

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR

Katie Turner
John Mills 646.277.1228

Consolidated Statements of Income and Comprehensive Income
For the Years Ended December 31, 2013 and 2012

	(Unaudited)
	Years Ended
	December 31, 2013
	2013		2012
Sales	$108,966,094		$89,754,007
Less: discounts and allowances	(11,441,952)		(8,402,742)
Net sales	97,524,142	97,524,142	81,351,265	81,351,265

Cost of goods sold		68,290,014		53,098,191
Depreciation expense		1,626,575		1,629,594

Total cost of goods sold		69,916,589		54,727,785

Gross profit		27,607,553		26,623,480

Selling expenses		11,296,381		10,703,980
General and administrative		7,582,397		6,319,972
Amortization expense		712,803		754,817

Total operating expenses		19,591,581		17,778,769

Income from operations		8,015,972		8,844,711

Other income (expense):
Interest and dividend income		116,380		85,383
Rental income		11,727		12,285
Interest expense		(203,365)		(177,622)
Gain (loss) on sale of investments, net
reclassified from OCI		195,500		71,286
Loss on disposition of assets		(304,958)
Other income (expense)		10,577		(11,169)
Total other income (expense)		(174,139)		(19,837)

Income before provision for
income taxes		7,841,833		8,824,874

Provision for income taxes		2,866,875		3,205,076

Net income		$4,974,958		$5,619,798

Basic and diluted earnings
per common share		0.30		0.34

Weighted average number of
shares outstanding		16,346,017		16,373,224

COMPREHENSIVE INCOME

Net income		$4,974,958		$5,619,798

Other comprehensive income
(loss), net of tax:
Unrealized gains (losses) on
investments (net of tax)		64,674		102,816
Less reclassification adjustment
for (gains) losses included in
net income (net of taxes)		(110,458)		(40,277)

Comprehensive income		$4,929,174		$5,682,337